UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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SOTHEBY'S
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FOR IMMEDIATE RELEASE

Second Independent Proxy Advisory Firm Recommends Sotheby’s Shareholders Elect
 ALL 12 of Sotheby’s Director Nominees by Voting the GREEN Proxy Card

Egan-Jones Joins Glass Lewis in Supporting Sotheby’s and Rejecting All of Third Point’s Nominees

NEW YORK, 25 April 2014 – Sotheby’s (NYSE: BID) today announced that Egan-Jones Proxy Services, a leading independent proxy advisory firm, has recommended that Sotheby’s shareholders vote “FOR” ALL 12 of Sotheby’s director nominees on the GREEN proxy card at the Company’s 2014 Annual Meeting of Shareholders to be held on 6 May 2014.

Egan-Jones is the second proxy advisory firm to support Sotheby’s director nominees and reject all of Third Point’s nominees.  On 24 April 2014, leading independent proxy advisory firm Glass Lewis & Co. issued a 30 page, comprehensive report also recommending that Sotheby’s shareholders vote FOR ALL 12 of Sotheby’s director nominees.

In recommending that Sotheby’s shareholders vote FOR Sotheby’s director nominees, Egan-Jones stated in its 25 April 2014 reporti:

"	1.	All told, we do not believe that the dissident has made a persuasive case for changes to the Company’s Board, and we are not convinced that the dissident’s nominees, if elected, would work to the benefit of all shareholders.
	2.	We are concerned that inclusion of the dissident’s nominees on the Board would disrupt ongoing efforts to implement the current strategic plan.
	3.	We agree with the Company that Mr. Loeb’s nominees would not add relevant skills or experience that is not already effectively represented on the Board.
	4.	Most importantly, we believe that the Company’s Board and management have vigorously and repeatedly demonstrated commitment to strong, best practices in corporate governance and to shareholder stewardship, much of this implemented prior to pressures from Mr. Loeb. The Company's 12 skilled and experienced nominees for the Board include 10 who are independent, and the Board has a lead independent director. Executive compensation policies are excellent.
	5.	We are impressed with the Company's capital allocation plan, consisting of specific policies for future investment, a $300 million special dividend, annual returns of excess capital to shareholders, and a $150 million share repurchase program."

Commenting on the Egan-Jones and Glass Lewis recommendations, Sotheby’s issued the following statement:

The recommendations from these two independent proxy advisory firms further enforces our belief that Sotheby’s has the right Board, the right leadership and the right strategy to continue Sotheby’s record of success and deliver additional shareholder value now and into the future.

To follow the Egan-Jones and Glass Lewis recommendations, Sotheby’s shareholders must vote on the GREEN proxy card today FOR ALL of Sotheby’s 12 director nominees: John M. Angelo, Jessica Bibliowicz, Kevin C. Conroy, Domenico De Sole, The Duke of Devonshire, Daniel Meyer, Allen Questrom, William F. Ruprecht, Marsha E. Simms, Robert S. Taubman, Diana L. Taylor, and Dennis M. Weibling.

Sotheby’s shareholders are reminded that their vote is important, no matter how many or how few shares they own.  If shareholders have any questions, require assistance with voting the GREEN proxy card, or need additional copies of the proxy materials, please contact the Company’s proxy solicitor listed below:

MORROW & CO., LLC 470 West Avenue Stamford, CT 06902 203-658-9400 or 800-279-6413

Forward-looking Statements
This letter contains certain “forward-looking statements,” as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of Sotheby’s. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions as a result of certain risk factors. As such, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as to management’s plans, assumptions and expectations as of the date hereof. Please refer to Sotheby’s most recently filed Form 10-K (and/or 10-Q) and other filings for a discussion of material Risk Factors. Sotheby’s disclaims any duty to update or alter any forward-looking statements, except as required by applicable law.

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Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in eight different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids in real-time from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby’s Contemporary Art department, as well as Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 90 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

Contacts:
Press Department | 212 606 7176 | Andrew Gully | Andrew.Gully@Sothebys.com
Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com
Joele Frank | 212 355 4449 | Steve Frankel / Barrett Golden / Jed Repko
Morrow & Co. LLC | 203 658 9400 | Joe Mills / Tom Ball

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iPermission to use quotations neither sought nor obtained.